FOR IMMEDIATE RELEASE


Contact: Marcia Olson
         Vice President, Administration
         (978) 657-7007

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         QC OPTICS ANNOUNCES DEFINITIVE MERGER AGREEMENT WITH KLA-TENCOR

Wilmington, Mass.--September 4, 2001--QC Optics, Inc. (AMEX: OPC, OPC.WS) today announced that it has entered into a definitive merger agreement to be acquired by KLA-Tencor Corporation (Nasdaq: KLAC), headquartered in San Jose, CA. KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries.

Under the terms of the agreement, which was unanimously approved by QC Optics' Board of Directors, KLA-Tencor will pay $1.00 per share, or approximately $3 million for the outstanding shares of QC Optics. This represents an 88% premium over the company's most recent closing price. The transaction is expected to close in October. The transaction is subject to the approval of the stockholders of QC Optics and other customary closing conditions.

QC Optics intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission shortly. QC Optics expects to mail a proxy statement to its stockholders containing information about the merger. Investors and security holders are urged to read the proxy statement carefully when it is available. The proxy statement will contain important information about QC Optics, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov.

QC Optics and its directors, officers and employees may be soliciting proxies from the Company's stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger.

QC Optics, Inc. designs, manufactures and markets laser-based defect detection systems for the semiconductor and computer hard disk markets. The company's systems combine automatic handling, cleanroom capability and computer control with reliable laser-based technology to provide high quality inspection capabilities with the goal of producing increased yields for its customers. The company's customers include many of the world's largest leading semiconductor and computer hard disk manufacturers. Currently, QC Optics has over 350 systems installed in 17 countries.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements regarding the proposed merger. These statements, in addition to statements made in conjunction with the words "anticipate", "expect", "believe", "intend", "seek", "estimate" and similar expressions, are forward-looking statements that are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the merger may for any reason not be completed, costs related to the merger, the impact of competitive products and pricing, product demand and market acceptance, new product development, dependence on few customers, fluctuations in operating results, the cyclical nature of the semiconductor and computer hard disk industries; the general economic environment and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.